NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 12, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 29, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Angel Oak Dynamic Financial Strategies Income Term Trust and Angel Oak Financial Strategies Income Term Trust became effective after market close on July 29, 2022. Each Common Share of Beneficial Interest of Angel Oak Dynamic Financial Strategies Income Term Trust was converted into 1.17 Common Shares of Angel Oak Financial Strategies Income Term Trust. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 01, 2022.